
EVIDENCE

bioAffinity Technologies

Experience makes the difference — Proven laboratory print and label solutions.

Accuracy is critical in the laboratory — there is no margin for error. A duplicate barcode or a mismatched number on a label can mean serious consequences for your business and clients.

GO2 is focused on meeting the specialized needs of laboratories with proven print and label solutions. By combining the latest technology, industry-specific experience, and processes and tools so innovative they've been trademarked, no other provider can match GO2 Lab Media for delivering reliable, trusted solutions for your lab.

Staying in touch with the market, working with and being members of organizations like the American Association for Clinical Chemistry (AACC), Clinical Laboratory Management Association (CLMA), Drug & Alcohol Testing Industry Association (DATIA) and the College of American Pathologists (CAP) provides insight that makes a difference. Our focus is on the lab. GO2 gives you the highest level of quality assurance for specimen and document tracking.

GO2®

FAST. ACCURATE. AUTOMATED.

GO2 LAB MEDIA®

WHO WE ARE


WA
OR
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OK
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MA
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MD
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- **21** 21-Year-Old Employee Owned Company
- **100** $100 Million in Annual Sales
- **175** 175 Employee-Owners
- **10** 10 U.S. Locations (Headquartered in the Chicagoland Area)
- **6** Six Sigma Quality Process
- **35** Over 35 Lab Clients

GO2 Lab Media is a member of, or following regulatory guidelines of the specified organizations:

Drug & Alcohol Testing Industry Association

CLMA Clinical Laboratory Management Association

CAP Accredited College of American Pathologists

AACC Better health through laboratory medicine.

DEDICATED TEAM FOCUSED ON THE LABORATORY MARKET

GO2®

FAST. ACCURATE. AUTOMATED.

PRICING

Tier 2 Customer Support is included in the pricing.

Pricing is based on digital printing 3,000 5.5 x 4.25 x 3.75 printed mailers. No printing plates are included, providing some level of flexibility in the design of the box as this project grows.

bioAffinity will be responsible for the one time cost of a cutting die.

Item	Quantity
bioAffinity Kits	3,000

Components:
1 Printed Mailer*
1 7.5 oz Cold Pack
1 FedEx Pak (Customer Supplied)
1 FedEx Return Label (Customer Supplied)
1 Biohazard Bag with Absorbent (Customer Supplied)
1 Accordian Folded Instruction
1 Quarter Folded Requisition with Integrated Label
1 Clear Sputum Sample Collection Cup (Customer Supplied)
1 Die Cut Handle Bag
1 Acapella (Customer Supplied) $9.06/Per Kit

*One time charge - Cutting Die $1950.00

*Additional Kitting Set ups $250.00

Sample Kit would be provided for approval

Order Fees

Release Fee	$6.00/ Per Ship to Location
Line Item Fee	$3.00/ Per Line Item
Storage Fee	$12.00/ Per Pallet
	$ 8.00/ Per 1/2 Pallet

Process
1. Samples will be assembled for approval by bioAffinity.
1. 3000 kits would assembled and placed in inventory. bioAffinity will purchase the kits once assembly is completed.

2. Orders would be submitted via dropping a datafile on a Secure FTP site or e-commerce site (additional cost may apply)

3. Orders placed by noon CST time would be pulled same day and shipped. Orders placed after noon CST would be shipped the following day.

4. Orders charges will be processed on a monthly invoice.

Signature Maria Zannes Date October 17, 2020

Quality Assurance Solutions (QAS⁶)

- ✓ Disaster Recovery. Proposal reflects 2 kitting locations.
- ✓ Quarterly Six Sigma Reports
- ✓ In-house Label Lab including bar code verification

Additional Cost

Sequence Management Tool	FREE
Up to 3 Proofs per Revision	FREE
Technology Services	$150/Hr

Our Values

Ownership
Our employee-owners have a personal stake in your progress. We take pride in powering our own business by helping you to elevate yours.

Efficiency
We believe in keeping things simple, developing efficient solutions to make your marketing and operations easier and more effective.

Partnership
Our team will build a lasting relationship with yours. We're always looking out for new opportunities to enhance and empower your business.

Creativity
We tailor our work to fit your needs and objectives by applying creativity to the way we all think, collaborate and construct.

Integrity
We've established a trusted reputation by maintaining open, honest communication and delivering on our promises.

GO2 LAB MEDIA®

GO2'S TECHNOLOGY AND EXPERIENCE DELIVER EFFICIENT, ERROR-FREE OPERATIONS.



- **End-to-end Quality Assurance**

  GO2's trademarked Quality Assurance Solution (QAS^6) is the backbone of every service and product provided to laboratories. This solution combines technology, ISO/ANSI standards and Six Sigma practices to enforce an unmatched quality control culture. QAS^6 is the first line of protection for the laboratory industry.

- **Fast and Accurate Print Solutions**

  Enhance your competitive advantage with our fast and accurate ExpressReqs™. GO2 offers low-risk, non-traditional solutions for your mission-critical barcoded requisitions and drug-testing consent forms (CCFs) — shipping within 24–48 hours.

- **Single-point Fulfillment**

  Get out of the print business! Stop overprinting forms and reduce the costs associated with running a warehouse. The GO2 Single Point Fulfillment Solution is designed to eliminate inbound or duplicate freight. Your kits, collection supplies and custom printed forms ship from a single location.

- **Mission Critical Printing**

  GO2 has more than 20 years' experience delivering requisitions, chain-of-custody forms, laser compatible e-chains, specimen-tracking cards and barcoded labels accurately and on time. Our processes ensure that the material specified for your project will meet the expectations and lifecycle of the specimen being tested.

- **Sequence Management System**

  Our Sequence Management Tool tracks a sequence range for an entire client or a specific item through the manufacturing process to virtually eliminate the occurrence of duplicate numbers. Protocols and protection are built in to the system — each individual sequential number is tracked until it leaves your facility, giving you the information (including Pre-Accessing Data) you need, when you need it.

- **Harsh Environment Laboratory Labeling**

  GO2's capabilities include 100% verified ANSI/ISO barcodes, RFID, tamper-evident security, barcoded accessioning, imager/slide, and cryogenic and clinical trial labels. With long-term relationships with the top adhesives, print and paper manufacturers, and extensive knowledge of the laboratory industry, our turnkey approach provides the right tools, solutions and media for your needs.

- **Asset and Document Management/Compliance**

  Work faster, collaborate efficiently and provide accountability for documents. GO2 lets you manage communication and mission-critical documents from a single location. Automate error-prone processes to save time and resources.

FIND TRUSTED LAB-CENTRIC SOLUTIONS TODAY.